Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in Registration Statements on Form S-3 (333-283995) and Form S-8 (333-248081) of our report dated September 16, 2026, with respect to the financial statement of Plant Engineering Services, Inc. as of July 1, 2026, included in this Current Report on Form 8-K/A.

/s/ GRASSI & Co., CPAs, P.C.

Jericho, New York

September 16, 2026